Exhibit 99.1

NASH FINCH NAMES WILLIAM R. VOSS NON-EXECUTIVE CHAIRMAN

MINNEAPOLIS (May 19, 2006) — Nash-Finch Company (NASDAQ: NAFC), a leading national food distributor, today announced that William R. Voss has been named the non-executive Chairman of the Nash Finch Board of Directors, succeeding Allister P. Graham who continues as a director of the Company and has been named Chairman Emeritus.

Mr. Voss, 52, has been a director of Nash Finch since November 1998, including as a member of the Audit, Corporate Governance and Compensation Committees of the Board, serving as chairman of the first two committees. Mr. Voss is founder and Managing Director of Lake Pacific Partners, LLC, a private equity investment firm primarily focused on consumer products, consumer services, and related industries. Previously, he was founder, Chairman and Chief Executive Officer of Natural Nutrition Group, Inc. He has also served as Chief Executive Officer of McCain Foods, Inc., President of Pilgrims Pride Corporation and as a Principal with Booz, Allen & Hamilton management consultants.

“On behalf of everyone at Nash Finch, we thank Al for the strong and steady leadership he has provided over the years. I have enjoyed working alongside him and share his dedication to building on Nash Finch’s 100-year history as an industry leader,” said Mr. Voss. “I appreciate the opportunity to serve as Chairman and look forward to working closely with our recently appointed President and CEO, Alec Covington, to enhance Nash Finch’s competitive advantages, strengthen operations and deliver value to shareholders.”

Mr. Graham has been a member of the Nash Finch Board since 1992. He was named non-executive Chairman in March 2000. He served as interim CEO of the Company from February 2006 until Alec C. Covington was named President and Chief Executive Officer on May 1.

Mr. Graham said, “Because I have been planning to retire from the Nash Finch Board in 2007 at the end of my current term, the other directors and I agree that now is the ideal time to name a new Chairman, while I am readily available to assist in the transition. Bill Voss is a dedicated member of the Board and an excellent choice to serve as Chairman.”

Mr. Covington added, “I am delighted that Bill is assuming the position of Chairman. In addition to strong leadership skills, he has extensive industry experience and a deep understanding of Nash Finch, and I look forward to working with him as we continue to build on Nash Finch’s solid business platform and position the Company for the future.”

Nash Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.

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Contact: LeAnne Stewart, 952-844-1060